UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2001
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events. On July 5, 2001, Community Bancorp. announced the earnings and other financial information for the period ended June 30, 2001. The Press Release is as follows:

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

          Derby, VT                                                  For immediate release
          For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ended June 30, 2001 of $640,976 or $0.18 per share compared to $648,664 or $0.18 per share for the quarter ended June 30, 2000. For the first six months of the year earnings were $1,129,894, or $0.32 per share, as compared to $1,082,289 or $0.30 per share for the same period a year ago.

     As of June 30, 2001, the company reported assets of $250,746,030 with total loans of $180,319,438 and deposits of $206,976,520.

     In commenting on the company's growth and earnings performance, President Richard White said that good loan growth, fewer loan losses, and increased earnings had characterized the first six months of the year. Loans increased 7.4% in the past 12 months. White also said "Our new Montpelier office is now up and running, and we have been very pleased with the results to date. We look forward to serving many new customers in this market with our expanded hours, including Saturdays, and new products, like our weekly payment mortgage."

     The company's board of directors has declared a cash dividend of $0.16 per share, payable August 1, 2001 to shareholders of record as of July 15, 2001.

     Community National Bank is an independent community bank that has been serving Vermonters since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury and Montpelier.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: July 5, 2001	/s/Stephen P. Marsh
Stephen P. Marsh,
Vice President & Treasurer